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VUL January 1/2002 - Year 5 Sample Calculation of Fund Value, Cash Value and
Death Proceeds.

Male Age 35, Specified Amount $250,000, Death Benefit Option 1

Premium $1,802.50 Annually, 10% Gross Annual Investment Returns, and Current Charges

To demonstrate:

         Fund Value = $8,439
         Cash Value = $7,088
         Death Proceeds = $250,000
I.       Fund Value

The Fund Value on the end of the monthly anniversary is determined as follows:

1. Fund Value on the beginning of monthly anniversary
2. Add Net Premiums
3. Deduct monthly cost of insurance
4. Deduct monthly administration charges
5. Deduct monthly per $1000 expense charges
6. Add one month interest credits

                           1            2                        3         4         5           6       End of
                       Beg of                     Net                              Per                   Month
  Policy              Month Fund      Net       Amount       Cost of     Admin    $1,000     Interest    Fund
   Year     Month       Value       Premium     At Risk     Insurance    charge   charge     Credited    Value
                                      (+)                      (-)        (-)       (-)         (+)       (=)

    5         1        6,503.44    1,693.45      240888        14.45      5.00     15.00       53.94    8,216.38
    5         2        8,216.38        0.00      240868        14.45      5.00     15.00       54.07    8,235.99
    5         3        8,235.99        0.00      240849        14.45      5.00     15.00       54.20    8,255.74
    5         4        8,255.74        0.00      240829        14.45      5.00     15.00       54.33    8,275.61
    5         5        8,275.61        0.00      240809        14.45      5.00     15.00       54.46    8,295.62
    5         6        8,295.62        0.00      240789        14.45      5.00     15.00       54.59    8,315.77
    5         7        8,315.77        0.00      240769        14.45      5.00     15.00       54.72    8,336.05
    5         8        8,336.05        0.00      240749        14.44      5.00     15.00       54.86    8,356.46
    5         9        8,356.46        0.00      240728        14.44      5.00     15.00       54.99    8,377.01
    5        10        8,377.01        0.00      240708        14.44      5.00     15.00       55.13    8,397.69
    5        11        8,397.69        0.00      240687        14.44      5.00     15.00       55.27    8,418.52
    5        12        8,418.52        0.00      240666        14.44      5.00     15.00       55.40    8,439.48

Net Premium: Gross Premium less Sales Load less DAC Tax less Premium Loads.
    Sales Load =4%
    DAC Tax   =1.25%
    Premium Load = .08%
Net Premium = $1,693.45 = 1802.50-72.50-22.66-14.5

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Cost of Insurance: COI\\x\\x[NAR]
                   --------------
                      1000

Where:


NAR=[(      DB     )-FV]
      -------------
      1.045/1/12/


DB      =  $250,000 (Greater of the Specified Amount or the Fund Value
           multiplied by the Death Benefit Percentage.)

FV      =  $8,196.89 = $6,503.44+ $1,693.45 (Fund Value at beginning of month 1 of Year 5, plus net premium)

x       =  Attained Age 40; Issue age 35 at duration 5

COIx    =  0.06 per $1,000

Cost of Insurance = $ 14.45 =.06 x [(250,000/1.003675)-8196.89]/1000


Monthly Administrative Charge:

$5.00 per month all years

Per $1000 Expense Charge:

Varies by issue age and size band. Applies to the first ten years after issue, or increase in Specified Amount.

Interest Credits:

Assume:

           No specific premium payment allocation amongst the subaccounts. Portfolio assets grow at a level rate.
           No hypothetical unit values are calculated.

           Net\\daily\\%=[(1+Gross%-IAF)/1/365/-ME ]-1
                                               ---
                                               365

           Net\\annual\\%=[(1+Net\\daily\\%)]/365/-1

           Net\\monthly\\%=[(1+Net\\annual\\%)/1/12/]-1
where:
           Gross%          = 10%, Assumed growth rate of portfolio assets
           IAF             = 1.07%, Average investment advisory fee
           ME              = 0.65%, Mortality & Expense risk charge
           Net\\annual\\%  = 0.0822441= Net growth rate of Fund Value
           Net\\daily\\%   = 0.000217= Net daily growth rate of Fund Value
           Net\\monthly\\% = 0.006608= Net daily growth rate of Fund Value

Interest Credits \\5/1 (Year 5 Month 1)\\= Net\\monthly\\% x (FV\\beg\\ + NP \\5/1\\ - COI \\5/1\\- Per $1000 Expense \\5/1\\ - Adm Charge\\5/1\\)
                                = .006608 x (6503.44 + 1693.45 - 14.45 - 15 - 5)

                                = $53.94

II.      Cash Value

The Cash Value is Fund Value less surrender charge less outstanding debt.

      Fund Value = $8,439.48
      Surrender Charge = $1,351.88
      Outstanding Debt = $0
      Cash Value = $8,4390.48-$1,351.88 = $7,087.6

III.     Death Proceeds

The Death Proceeds equals to greater of Specified Amount and Specified Amount times Death Benefit percentage.

         Specified Amount = $250,000
         Death Benefit Option 1
         Death Proceeds = $250,000



Calculations for other years:

Cost of Insurance charges vary by issue age, underwriting class, size band and duration. This charge is expected to increase by duration.

Per $1,000 Expense charges vary by issue age and size band. It is $0 after year ten or ten years after an increase in Specified Amount.

Other than changes in expected charges the calculation does not differ in other years.